UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2024

TRANSCODE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40363	81-1065054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

TransCode Therapeutics, Inc.

6 Liberty Square, #2382
Boston, Massachusetts 02109

(Address of principal executive offices, including zip code)

(857) 837-3099

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNAZ	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

As previously disclosed, on August 13, 2024, TransCode Therapeutics, Inc., a Delaware corporation, (the “Company”) announced that they had received a letter (the “Minimum Bid Price Deficiency Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the 30 consecutive business day period from July 1 through August 12, 2024, the Company’s common stock had not maintained a minimum closing bid price of $1.00 per share (the “Minimum Bid Price Requirement”) required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). Normally, a company would be afforded a 180-calendar day period to demonstrate compliance with the Minimum Bid Price Requirement. However, pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) because the Company effected two reverse stock splits over the prior two-year period with a cumulative ratio of more than 250 shares to one.

Separate from and in addition to the Minimum Bid Price Deficiency Letter, as previously disclosed, on August 15, 2024, the Company received a letter (the “Stockholders’ Equity Requirement Deficiency Letter” and together with the Minimum Bid Price Deficiency Letter, the “Deficiency Letters”) from the Staff of Nasdaq notifying the Company that it was not in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires companies listed on The Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000 (the “Stockholders’ Equity Requirement”). The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2024, reported stockholders’ equity of $1,322,274 at June 30, 2024, which is below the Stockholders’ Equity Requirement for continued listing on The Nasdaq Capital Market (the “Stockholders’ Equity Requirement Deficiency”). In that Quarterly Report on Form 10-Q, the Company reported that with the addition of approximately $2.4 million of net proceeds from a July 2024 equity offering, it had pro forma stockholders’ equity at June 30, 2024, of approximately $3.7 million. There is no assurance that the Staff will assess the Company’s stockholders’ equity on a pro forma basis. As of the date of this Current Report on Form 8-K, the Company does not have a market value of listed securities of $35 million, or net income from continued operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, the alternative quantitative standards for continued listing on The Nasdaq Capital Market.

The Stockholders’ Equity Requirement Deficiency Letter stated that the Company’s Stockholders’ Equity Requirement Deficiency serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market and that at a hearing in connection with the Minimum Bid Price Requirement, the Nasdaq Hearings Panel (“Panel”) will consider the Company’s Stockholders’ Equity Requirement Deficiency as well.

The Company timely appealed the determination of the Staff to delist the Company’s securities from The Nasdaq Capital Market and has been informed by the Staff that the delisting action referenced in the Staff’s Deficiency Letters has been stayed, pending a final written decision by the Panel. The Panel will consider the Company’s appeal at an oral hearing scheduled for October 1, 2024.

There can be no assurance that the Panel will grant the Company an additional extension period, that the Company will ultimately regain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market or regarding the continued listing of the Company’s common stock on the Nasdaq Capital Market and the Company’s common stock could be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2024	TransCode Therapeutics, Inc.

	By:	/s/ Thomas A. Fitzgerald
Thomas A. Fitzgerald
Interim Chief Executive Officer